                                                                 Exhibit 99


                              CS FIRST BOSTON

                                                        55 East 52nd Street
                                                    New York, NY 10055-0186
                                                    Telephone: 212-909-2000

October 10, 1994


The Clipper Group, L.P.
12 East 49 Street
New York, NY 10017
Attention:  Robert B. Calhoun, Jr.

Dear Bob:

As we have discussed, CS First Boston, Inc. or certain of its affiliates ("CS First Boston") will be entering into the Stockholder Voting and Profit Sharing Agreement ("Voting Agreement") with National Medical Enterprises, Inc. and certain stockholders of American Medical Holdings, Inc. ("AMI") substantially in the form of Exhibit A attached hereto. Under the Asset Management Agreement dated as of March 6, 1991 between CS First Boston and Clipper, as amended. The Clipper Group, L.P. ("Clipper") was granted the sole power to vote the AMI common stock owned by CS First Boston through MB LP.I and 1987 Merchant Investment Partnership. By signing this letter agreement below, Clipper hereby consents to CS First Boston entering into the Voting Agreement.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,



Agnes Reicke
Vice President and Secretary


Accepted and agreed to as of the date above:

THE CLIPPER GROUP, L.P.

By:   Clipper Asset Management Corporation


      By:/s/ Robert B. Calhoun, Jr.
         Robert B. Calhoun, Jr., President